Exhibit 99

FOR IMMEDIATE RELEASE

Borden Chemical Names Sarah R. Coffin

As Executive Vice President

COLUMBUS, Ohio – (February 14, 2005) Borden Chemical, Inc., a leading supplier of thermoset and other high performance resins, adhesives and specialty materials, announced today that Sarah R. Coffin has joined the company as an executive vice president.

Coffin will oversee a portfolio of businesses serving the oilfield, foundry, electronics and wood products industries. She also will have oversight for the company’s operations in the Asia Pacific region, including China, Australia and Asia. She will be based in Borden Chemical’s world headquarters in Columbus and will report to President and CEO Craig O. Morrison.

Coffin most recently served as vice president, sales and marketing for Seaman Corporation, a manufacturer of industrial coated fabrics and roofing materials. Her previous experience includes serving as senior vice president for the Performance Coatings Group of NOVEON, Inc., Vice President, Specialty Group for H. B. Fuller Company, and managing director for GE Specialty Chemicals.

Borden Chemical is a leading producer of binding and bonding resins, performance adhesives, and the building-block chemical formaldehyde for various wood and industrial markets through its network of 50 manufacturing facilities in nine countries. The company is owned by the investment firm Apollo Management, L.P. and is based in Columbus, Ohio. More information on Borden Chemical can be found on its website at www.bordenchem.com.

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